EXECUTION COPY

TURTLE BEACH CORPORATION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 13, 2025, is by and between Turtle Beach Corporation, a Nevada corporation (the “Company”), and Mark Weinswig (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Financial Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITIONS AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Financial Officer of the Company.  In this capacity, the Executive shall have the duties, authorities and responsibilities as are required by the Executive’s position, and such other duties, authorities and responsibilities as the Company’s Chief Executive Officer shall designate from time to time that are not inconsistent with the Executive’s position as Chief Financial Officer of the Company.  The Executive’s principal place of employment with the Company shall be in San Diego, California, subject to the Company’s hybrid remote work policy as may be in effect from time to time; provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes.  The Executive shall report directly to the Company’s Chief Executive Officer.

(b) During the Employment Term, the Executive shall devote substantially all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations with the prior written approval of the Board of Directors of the Company (the “Board”), (ii) participating in charitable, civic, educational, professional, community or industry affairs and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or would reasonably be likely to create a potential business or fiduciary conflict.

2. EMPLOYMENT TERM.  The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing as of February 3, 2025 (the “Effective Date”).  On each

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anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one (1)-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date.  Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof.  The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY.  During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of $385,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased (but not decreased, other than in the event of across-the-board reductions affecting executive level employees of Company, or any of its affiliates) by the Board.  The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUSES.

(a) ANNUAL BONUS.  During the Employment Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 65% of Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation Committee (the “Committee”) in its sole discretion. Any Annual Bonus payable hereunder shall be paid in the calendar year following the calendar year to which such bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to the Executive’s continued employment through the applicable date of payment (except as otherwise provided in Section 8 hereof).

(b) SIGNING BONUS. Provided that the Executive has commenced employment with Company on the Effective Date, the Company will pay the Executive a cash signing bonus in an amount equal to $100,000 within thirty (30) days following the Effective Date, in accordance with the usual payroll practices of Company and subject to withholdings and deductions.  Any payment made pursuant to this Section 4(b) shall be subject to prompt repayment by the Executive, on a prorated basis, in the event that Company exercises its right to terminate the Executive’s employment for Cause or in the event that the Executive resigns the Executive’s employment without Good Reason, in either case, prior to the first (1st) anniversary of the Effective Date.

5. EQUITY AWARDS.  During the Employment Term, the Executive will be considered to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Employment Term for which employees are generally eligible.  The level of the Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Committee or Board, as applicable, from time to time. The Executive’s participation will be made in accordance with and subject to all of the terms and conditions of the applicable plan and award documentation thereunder, as well as subject to generally applicable Company policies.

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Without limiting the generality of the foregoing, provided that Executive’s employment hereunder has commenced on the Effective Date, as soon as practicable following the Effective Date, the Executive shall be granted an award of restricted stock units with a grant date fair value equal to $1,800,000, which will vest subject to a four (4)-year service condition (the “Initial Equity Award”). The Initial Equity Award shall be subject to all of the terms and conditions of the Turtle Beach Corporation 2023 Stock-Based Incentive Compensation Plan, as may be amended from time to time (the “Plan”), and award documentation thereunder, as well as applicable Company policies.

6.	EMPLOYEE BENEFITS.

(a) BENEFIT PLANS.  During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder.  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) PAID TIME OFF.  During the Employment Term, the Executive shall be entitled to paid time off in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c) BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder; provided however that, notwithstanding the foregoing, the Executive hereby acknowledges and agrees that any commuting, accommodation and other traveling expenses incurred by the Executive between the San Francisco bay area and San Diego shall not be reimbursable by the Company.

(d) INDEMNIFICATION.  The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company.

7. TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY.  Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred and sixty-five (365)-day period as

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determined by a qualified independent physician.  The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b) DEATH.  Automatically upon the date of death of the Executive.

(c) CAUSE.  Immediately upon written notice by the Company to the Executive of a termination for Cause.  “Cause” shall mean:

(i) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company;

(ii) the Executive’s failure to follow the lawful directives of the Chief Executive Officer (other than as a result of death or Disability);

(iii) commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv) the Executive’s willful failure to cooperate in any material audit or investigation of the business or financial practices of the Company or any of its subsidiaries;

(v) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any of its affiliates’ premises or while performing the Executive’s duties and responsibilities hereunder, regardless of location;

(vi) the Executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or

(vii) breach of this Agreement or any other agreement with the Company or its affiliates, or a violation of the Company’s code of conduct or other written policy.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board.  Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee. Notwithstanding the foregoing, any action or inaction taken by the Executive based upon the Executive’s reasonable reliance on advice of counsel to the Company or the direction of the Board shall not form the basis for Cause.

(d) WITHOUT CAUSE.  Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

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(e) GOOD REASON.  Upon written notice by the Executive to the Company of a termination for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i) material diminution in the Executive’s Base Salary (which, for the avoidance of doubt, shall not include any “across the board” reductions affecting executive level employees of Company, or any of its affiliates) or target Annual Bonus opportunity (which, for the avoidance of doubt, shall not include nonpayment of any Annual Bonus resulting from a failure to achieve the applicable target performance matrix);

(ii) material diminution in the Executive’s title, duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii) relocation of the Executive’s primary work location (excluding required business travel from time to time) by more than 30 miles from its then current location.; or

(iv) a material breach by the Company of the terms of this Agreement or any other material written agreement between the Executive and the Company.

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON.  Upon sixty (60) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date); provided that the Company shall pay the Executive for the balance of the sixty (60)-day notice period).

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof. A termination of the Executive’s employment and the Employment Term due to a non-extension of the Agreement by the Company shall be treated as a termination of employment by the Company without Cause for all purposes of this Agreement and any other agreement between the Executive and the Company. A termination of the Executive’s employment and the Employment Term due to a non-extension of the Agreement by the Executive shall be treated as a termination of employment by the Executive without Good Reason for all purposes of this Agreement and any other agreement between the Executive and the Company.

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8.	CONSEQUENCES OF TERMINATION.

(a) DEATH.  In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination;

(iii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv) any accrued but unused vacation time in accordance with Company policy; and

(v) all other accrued and vested payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY.  In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF THE EXECUTIVE’S NON-EXTENSION OF THIS AGREEMENT.  If the Executive’s employment is terminated (x) by the Company for Cause, (y) by the Executive without Good Reason or (z) as a result of the Executive’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Executive the Accrued Benefits other than the benefit described in Section 8(a)(ii) hereof.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY’S NON-EXTENSION OF THIS AGREEMENT.  If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause or (y) by the Executive for Good Reason, or (z) as a result of the Company’s election not to extend the Employment Term as provided in Section 2 above, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 21 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, an amount equal to Executive’s monthly Base Salary rate (but not as an employee), paid monthly for a period of twelve (12) months following such termination; provided that, if such termination of employment occurs within six (6) months following a Change

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in Control (as defined in the Plan), then the aggregate amount payable under this Section 8(d)(ii) shall be increased to one and a half times (1.5x) the Executive’s annual Base Salary, payable in a single lump sum within sixty (60) days following the date of termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 21 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iii) subject to the Executive’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such period (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the applicable fiscal year that the Executive is employed by the Company and the denominator of which is three hundred sixty-five (365)) payable at the same time bonuses for year are paid to other senior executives of the Company;

(iv) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 8(d)(iii) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) and, in such case, the Company shall provide the Executive with a monthly lump sum cash payment equal to the monthly cost of such coverage during such twelve (12)-month period. Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) OTHER OBLIGATIONS.  Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

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(f) EXCLUSIVE REMEDY.  The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

9. RELEASE.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than amounts described in Section 8(a)(ii) hereof) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY; INTELLECTUAL PROPERTY.  Simultaneously with the Executive’s execution of this Agreement, the Executive shall enter into the Turtle Beach Corporation Proprietary Information Agreement (the “PIA”), attached hereto as Exhibit B, regarding the Executive’s obligations to the Company and its affiliates in connection with the use and disclosure of “Confidential Information” and development of “Work Product” (each as described in the PIA). The terms and conditions of the PIA shall be incorporated by reference as if fully set forth herein.

(b) NONDISPARAGEMENT.  The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company.  The Company agrees that it shall instruct the individuals holding the positions of officers and directors of the Company as of the date of termination to not, while they are employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s officers and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(c) RETURN OF COMPANY PROPERTY.  On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the

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Company).  The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

(d) REASONABLENESS OF COVENANTS.  In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement and the PIA, including the restraints imposed under this Section 10 hereof.  The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and Work Product and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints.  The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10 or contained in the PIA. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under the PIA and this Agreement, including without limitation pursuant to this Section 10. If any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

(e) REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 or the PIA is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(f) SURVIVAL OF PROVISIONS.  The obligations contained in the PIA and in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates, and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”).  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates.  The Executive also agrees to promptly inform the

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Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, or telephonic expenses incurred by the Executive in complying with this Section 11. In addition, the Company shall pay the Executive an hourly fee, in an amount (rounded to the nearest whole cent) determined by dividing the Executive’s Base Salary as in effect on the date of termination by 2,080, for services rendered by the Executive in complying with this Section 11; provided that no such payment shall be required by the Company under this Section 11 during the Employment Term or during any period in which severance is being paid to the Executive pursuant to Section 8 hereof (or, if within the six (6) month period following a Change in Control and severance has been paid pursuant to Section 8 hereof, no such payment shall be required by the Company under this Section 11 during the one and a half year period following such termination of employment).

12. EQUITABLE RELIEF AND OTHER REMEDIES.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In the event of a violation by the Executive of Section 10 or Section 11 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

13. NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14. NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

15822 Bernardo Center Drive, Suite 105
San Diego, CA 92127
Attention: Megan S. Wynne, General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16. SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

17. COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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18. GOVERNING LAW; JURISDICTION.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its choice of law provisions).  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of California or the United States District Court for the SouthernDistrict of California and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of California, the court of the United States of America for the Southern District of California, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such California State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by the Company or any affiliate of the Company, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 14 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of California.  The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

19. MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The Company may, in its sole discretion, cause a subsidiary of the Company to pay and satisfy the obligations of the Company pursuant to this Agreement, and upon the satisfaction of the applicable obligation by such subsidiary, the Company shall cease to have any further obligations or liabilities in respect of such obligation. Except as expressly provided in the immediately preceding sentence, in no event shall any member of the Company’s affiliated group (other than the Company) have any obligations or liabilities pursuant to or in connection with this Agreement.

20. REPRESENTATIONS.  The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and

11

(b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

21. TAX MATTERS.

(a) WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in accordance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” for purposes of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A,

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(A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

22. TRADE SECRETS; WHISTLEBLOWING.  Notwithstanding anything to the contrary in this Agreement or otherwise, the Executive understands and acknowledges that the Company has informed the Executive that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, the Executive understands and acknowledges that the Company has informed the Executive that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order. Nothing in this Agreement or any other agreement between the Executive and the Company shall be interpreted to limit or interfere with the Executive’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. The Executive may report such suspected violations of law, even if such action would require the Executive to share the Company’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between the Executive and the Company will be interpreted to prohibit the Executive from collecting any financial incentives in connection with making such reports or

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require the Executive to notify or obtain approval by the Company prior to making such reports to a government agency.

23. RECOVERY OF AMOUNTS PAID.  The Executive acknowledges and agrees that certain items of compensation that Executive may receive during the Employment Term will be subject to recoupment in accordance with the Compensation Recoupment Policy of Turtle Beach Corporation, as may be amended from time to time. In addition, the Executive acknowledges and agrees that the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Company securities or other cash or property. No recovery of compensation under the Compensation Recoupment Policy of Turtle Beach Corporation or such other clawback policy will be an event giving rise to a right of the Executive to resign for Good Reason hereunder. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance therewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TURTLE BEACH CORPORATION

By:	/s/ Cris Keirn

Name:	Cris Keirn

Title:	CEO

EXECUTIVE

/s/ Mark Weinswig
Mark Weinswig

[Signature Page to Weinswig Employment Agreement]

EXHIBIT A
GENERAL RELEASE

I, Mark Weinswig, in consideration of and subject to the performance by Turtle Beach Corporation (together with its affiliates, the “Company”), of its obligations under the Employment Agreement dated as of January 13, 2025 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or

their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. The released claims described in paragraph 2 hereof include all such claims, whether known or unknown by me.  Therefore, I waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction.  Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

4. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

5. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

7. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

10. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

11. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

12. I hereby acknowledge that Sections 8 through 14, 18 through 23 of the Agreement shall survive my execution of this General Release.

13. I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

14. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

15. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Notwithstanding anything to the contrary in this Agreement or otherwise, I understand and acknowledge that the Company has informed me that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this General Release or otherwise, I understand and acknowledge that the Company has informed me that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

17. Nothing in this General Release or any other agreement between me and the Company shall be interpreted to limit or interfere with my right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. I may report such suspected violations of law, even if such action would require me to share the Company’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this General Release or any other agreement between me and the Company will be interpreted to prohibit me from collecting any financial incentives in connection with making such reports or require me to notify or obtain approval by the Company prior to making such reports to a government agency.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:

DATED:

EXHIBIT B

VOYETRA TURTLE BEACH, INC.  PROPRIETARY INFORMATION AGREEMENT

I, Mark Weinswig (hereinafter “I” or “Employee”), recognize that Voyetra Turtle Beach, Inc. and Turtle Beach Corporation (together with their respective affiliates, hereinafter “Turtle Beach”) is engaged in a continuous program of research, development, production and distribution of a wide variety of audio products, gaming accessories and other products, including without limitation audio and gaming headsets, mice, keyboards, controllers, microphones, and flight or race simulation products, and that it is part of my responsibility as an employee to assist Turtle Beach in such endeavors.

In consideration of my employment by Turtle Beach or any of its affiliates (hereinafter “Employment”), access to Confidential Information (as defined below), and other benefits, I agree to the terms and conditions in this Proprietary Information Agreement (hereinafter “Agreement”).  I understand that the faithful observance of this Agreement is, and shall remain, a condition of Employment.  I understand that Employment is terminable at will either by me or by Turtle Beach at any time and for any reason or no reason, with or without notice, and that nothing in this Agreement alters the at will nature of my Employment. I understand that this Agreement remains in effect after termination of Employment, regardless of the reason for termination.

1. Definitions

The capitalized terms in this Agreement shall have the following meanings:

1.1
“Confidential Information” means all confidential, proprietary, or non-public information (whether in written, electronic, or other form) of Turtle Beach, any of its affiliates, or any third parties with whom Turtle Beach or its affiliates do business, including without limitation trade secrets, methods of doing business, data, know-how, research, product plans, products, services, software, developments, inventions, processes, formulas, technology, designs, drawings, marketing information, lists of actual or potential customers or suppliers, or other information disclosed to me, either directly or indirectly in writing, orally, electronically or by observation, whether prior to, during or following my Employment.  Confidential Information shall not include (a.) information disclosed publicly by Turtle Beach in published materials; (b.) information generally known in the industry; (c.) information that has become publicly known and made publicly available through no wrongful act by or on behalf of myself or others who were under confidentiality obligations as to the information involved; or (d.) general knowledge, skill, and know-how that I developed based on my professional experiences.

1.2
“Work Product” means: (a.) all items created or made, discoveries, concepts, ideas and fixed expressions thereof, whether or not patent-able or register-able under copyright or other statutes, including but not limited to inventions, designs, software, source and object code, hardware, technology, advertising materials, products, services, machines, programs, process developments, discoveries, formulae, methods, techniques, know-how, data and improvements, that are made, conceived, invented, authored, reduced to practice, learned, or otherwise developed by me or on my behalf, alone or jointly with others, where any part of such development (1.) occurs during the period of, as a consequence of, or in connection

Turtle Beach Proprietary Information Agreement

with Employment; (2.) results from or relates to tasks assigned to me by Turtle Beach; or (3.) results from use of property, premises or facilities owned, leased or contracted for by Turtle Beach or any of its affiliates; and (b.) all intellectual property rights in the foregoing.  “Work Product” shall not include any invention that I develop by myself, entirely on my own time, without using the equipment, supplies, facilities, or Confidential Information of Turtle Beach or its affiliates, unless the invention either (1.) relates at the time of conception or use to the business or actual or demonstrably anticipated research or development of Turtle Beach or any of its affiliates, or (2.) results from or relates to any work performed by me for Turtle Beach or any of its affiliates.

2. Project Maintenance

2.1
I agree to disclose promptly to Turtle Beach or its designee all information regarding Work Products as soon as is possible.  I agree to maintain unambiguous and thorough documentation of all Work Products and of any projects that I undertake as part of Employment so that any knowledgeable person with qualifications similar to mine will be capable of understanding or continuing such projects with reasonably minimal effort.  After termination of Employment, upon the request of Turtle Beach, I agree to make myself reasonably available to assist Turtle Beach in completing or maintaining projects I was involved in during Employment.  My compensation for providing such assistance will be equal to the higher of my equivalent hourly wage at the time of termination of Employment with Turtle Beach or my equivalent hourly wage at my current employment.  For the avoidance of doubt, nothing in this Section shall require that Turtle Beach compensate me for any assistance I may be required to provide under Section 4 (or any other provision) of this Agreement or otherwise.

3. Confidentiality and Conflicting Obligations

3.1
I represent to Turtle Beach that I am free to enter into Employment with Turtle Beach and I have no interest, obligation or agreement, written or oral, which is inconsistent with or conflicts with this Agreement or any other agreement I have entered into with Turtle Beach, or which would prevent, limit or impair my performance of any part of Employment, this Agreement or any other agreement I have entered into with Turtle Beach.  I agree to notify Turtle Beach immediately if any such interest or obligation arises.  I represent to Turtle Beach that the accuracy of the statements I have made in my resume, my employment application, and related application materials are true and complete and I understand that any false or incomplete statements in my resume, employment application, or related materials will be grounds for immediate discharge.

3.2
It is Turtle Beach’s policy to respect the confidential information and trade secrets of others.  This policy applies especially to knowledge employees may have of trade secrets of a former employer.  I understand that it is Turtle Beach’s policy to refuse to receive or consider any confidential or trade secret information, including without limitation nondisclosed ideas, inventions, patent applications, etc., submitted from or of companies or persons outside of Turtle Beach without the prior written approval of the Chief Executive Officer of Turtle Beach.  I represent to Turtle Beach that my performance of this Agreement does not and will not breach any agreement or obligation to keep in confidence proprietary,

Turtle Beach Proprietary Information Agreement

confidential, or trade secret information of a third party.  During and prior to Employment, I agree not to improperly use or disclose any confidential information of any former employer or of any other person or entity and I further agree to not bring onto Turtle Beach’s premises any confidential information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.  I will not give any person at Turtle Beach any information that is confidential or trade secret information of a former employer or any other third party.  If I have signed a confidentiality, non-competition, restrictive covenant, or other agreement that might affect Employment with Turtle Beach, I will immediately inform my supervisor.

3.3
I recognize that Turtle Beach and its affiliates have received and in the future may receive confidential or proprietary information from third parties (such as, but not limited to, software programs provided under license and unannounced hardware under development) subject to a duty on the part of Turtle Beach or its affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree, prior to, during and following my Employment, to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out my work for Turtle Beach consistent with Turtle Beach’s (or its affiliates’) agreement with such third party.  I agree to comply with Turtle Beach’s policies and procedures with respect to such information and at no time prior to, during or after Employment, will I breach any such obligation of confidentiality that Turtle Beach or its affiliates have with third parties.

3.4
At all times prior, during and subsequent to Employment, I agree to keep in strictest confidence and trust all Confidential Information.  I understand that my obligations regarding Confidential Information are as follows: (a.) Not to disclose Confidential Information; (b.) Not to use Confidential Information for my own benefit or for the profit or benefit of any person or entity other than Turtle Beach or its affiliates; (c.) To disclose Confidential Information to other Turtle Beach employees only on a “need to know” basis and then only to employees who have been informed that the information is Confidential Information; (d.) To take all reasonable and necessary precautions to prevent disclosure of Confidential Information to unauthorized persons or entities; and (e.) To place appropriate Confidential Information notices on all materials and in all software files prepared by me that contain Confidential Information.  Notwithstanding the foregoing, I understand that I may: (1.) Disclose or use Confidential Information as may be necessary in the good faith performance of my duties for Turtle Beach or its affiliates during Employment; and (2.) Disclose Confidential Information in accordance with judicial or other government order or as otherwise required by law, provided that in the event I am required by law to disclose Confidential Information, I will (i) unless prohibited by law, immediately (and prior to such disclosure) notify Turtle Beach and cooperate with Turtle Beach in any efforts by Turtle Beach to oppose such disclosure, and (ii) disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment.

3.5
I understand and agree that a person leaving the employ of Turtle Beach, and a person provided with Confidential Information prior to employment with Turtle Beach, in each case, has an obligation to protect all Confidential Information until the information

Turtle Beach Proprietary Information Agreement

becomes publicly available or until Turtle Beach no longer considers it Confidential Information.  I understand that after termination of Employment, all correspondence, printed matter, software files and programs, documents, or records of any kind of or relating to Turtle Beach or any of its affiliates, and all Confidential Information, are all the sole property of Turtle Beach and must remain at Turtle Beach’s premises.

3.6
I understand that it is Turtle Beach’s policy that software licensed by Turtle Beach or its affiliates may not be duplicated or used in any manner inconsistent with Turtle Beach’s (or its affiliates’) rights and vendor’s rights as spelled out in licensing agreements.  When Turtle Beach or its affiliates license to others any software products that contain computer code supplied by other companies, if I am involved in the development of such code, I will be sure that Turtle Beach and its affiliates have a valid license that authorizes their use and distribution of the code.

3.7
I understand and agree that I will notify Turtle Beach immediately upon discovery of any unauthorized sale, distribution, disclosure, publication or other unauthorized use of Confidential Information and/or materials and will cooperate with Turtle Beach in every reasonable way to assist in regaining possession of the Confidential Information and/or materials and to prevent the further unauthorized use or disclosure of such Confidential Information and/or materials.

3.8
Notwithstanding the foregoing, I understand and agree that (a.) nothing in this Agreement shall prohibit me from reporting possible violations of federal law or regulation to any government agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation; (b.) nothing in this Agreement shall prohibit me from cooperating or speaking with law enforcement or a government agency, or from speaking with my attorneys; (c.) nothing in this Agreement shall prohibit me from disclosing or discussing conduct with respect to a sexual assault dispute or sexual harassment dispute (to the extent prohibited by the Speak Out Act); (d.) nothing in this Agreement shall prohibit me from supplying truthful information to any government authority or in response to any lawful subpoena or other legal process; (e.) nothing in this Agreement shall prohibit me from inquiring about, discussing, or disclosing my wages or the wages of other employees; (f.) nothing in this Agreement shall prohibit me from engaging in protected concerted activity under the National Labor Relations Act; (g.) nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; (h.) in accordance with the Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1.) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2.) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (i.) in accordance with the Defend Trade Secrets Act of 2016, if I file a lawsuit for retaliation by Turtle Beach for reporting a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Turtle Beach Proprietary Information Agreement

4. Intellectual Property and Related Rights

4.1
I agree and understand that all Work Products are works made for hire and shall be the sole and exclusive property of Turtle Beach.  To the extent allowed by applicable law, the Work Products includes all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights, droit moral or the like.  To the extent I retain any moral rights in any Work Product under applicable law, I hereby irrevocably waive and agree not to assert such moral rights and consent to any action that may be taken with respect to such moral rights by or authorized by Turtle Beach.  I shall promptly and fully disclose to Turtle Beach in writing the existence of any Work Products made, generated, conceived, invented, authored, reduced to practice, learned, or otherwise developed by me, either alone or jointly with others.

4.2
I grant Turtle Beach, without limitation, a perpetual, irrevocable and worldwide right to use, adapt, reproduce, distribute and publicly display my name, likeness, image, voice, and appearance (collectively, “Likeness”), that during Employment have been incorporated into one or more of Turtle Beach’s products or advertising, promotional or other printed materials relating thereto.  In addition, I waive any right of privacy associated with Likeness as well as the right to inspect or approve the use of my Likeness.

4.3
If any Work Products may not, by operation of law, be considered work made for hire by me for Turtle Beach, or if ownership of all right, title, and interest of the Work Products shall not otherwise vest exclusively in Turtle Beach, I agree to assign and I hereby irrevocably assign, without further consideration, the ownership of all such Work Products (including, by way of example, trade secrets, copyrights, patentable inventions, and other intellectual property rights therein) to Turtle Beach.  I agree to perform, upon the reasonable request of Turtle Beach, during or after Employment, at Turtle Beach’s expense but without further compensation to me, such further acts as may be necessary or desirable to transfer, perfect, and defend Turtle Beach’s ownership of all Work Products.

4.4
During and after Employment, upon the reasonable request of Turtle Beach, I agree to assist Turtle Beach, at Turtle Beach’s expense but without further compensation to me, in obtaining any Protections relating to Work Products, whereby “Protections” means methods of protecting intellectual property and collectively includes as a matter of example: patents, copyrights, and trademarks.  To that end, I will furnish to Turtle Beach, upon its reasonable request and at its expense but without further compensation to me, all written assignments, transfers, affidavits, certifications and other documents Turtle Beach may request in order to confirm the fact of Turtle Beach’s ownership of any of its property and I will execute all documents for use in applying for and obtaining such Protections as Turtle Beach may desire, together with any assignments thereof to Turtle Beach or persons designated by it.

4.5
Without limiting the foregoing, I hereby irrevocably designate and appoint Turtle Beach and its officers as my agents and attorneys-in-fact coupled with an interest for and on my behalf to execute and file any document and to perform all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

Turtle Beach Proprietary Information Agreement

4.6
I represent, and Turtle Beach is relying on such representation, that the Work Products consist (or will consist) entirely of original work created by me, or if not the original work of me, consist of works for which all right, title and interest have been assigned and conveyed to me or which are fully in the public domain.  I further represent, and Turtle Beach is further relying on such representation, that the Work Products will not be previously published in any form and will not infringe, misappropriate or otherwise violate any intellectual property or other rights of a third party.  I shall not use or permit any third party to use the Work Products for any purpose other than in the scope of my Employment.

4.7
Without limiting my obligations under Section 4.6 of this Agreement, I will not use, or incorporate into any Work Product, any confidential information, intellectual property, or other materials owned by me or any other person or entity (the foregoing, collectively, the “Other Materials”) without the prior written approval of Turtle Beach.  Without limitation of the foregoing, if I use or incorporate into any Work Products any Other Materials, I represent and warrant that (i) I have all rights necessary to use, and to license Turtle Beach to use, such Other Materials and (ii) my use and licensing to Turtle Beach of such Other Materials does not and will not violate any agreement to which I am subject, or violate, infringe, or misappropriate the rights of any other person or entity.  I hereby grant to Turtle Beach a perpetual, irrevocable, worldwide, fully paid-up, royaltyfree, non-exclusive, transferable, sublicensable right and license to use all rights in such Other Materials.

4.8
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to require me to assign to Turtle Beach any Work Products and intellectual property therein that are excluded from any such assignment under California Labor Code section 2870. A copy of California Labor Code section 2870 is reproduced under Exhibit 1 attached hereto.

5. Prohibition Against Unfair Business Practices

5.1
During and subsequent to Employment, I agree that neither I nor any person acting on my behalf shall make or cause to be made any defamatory or maliciously untrue statements, whether directly or indirectly, in any forum or through any medium of communication, regarding Turtle Beach, any affiliate of Turtle Beach, the products or services of Turtle Beach or any of its affiliates, or the directors, officers, employees, or managers of Turtle Beach or any of its affiliates.  For the avoidance of doubt, I understand and agree that nothing in this Section or Agreement precludes me from (i) supplying truthful information to any government authority or in response to any lawful subpoena or other legal process or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

5.2
I understand that as an employee of Turtle Beach I must comply with all policies, rules, and regulations of Turtle Beach during Employment, as they may be in effect from time to time. Without limiting the generality of the foregoing, I agree that I must avoid outside activity that may raise an actual or potential conflict with my job responsibilities at Turtle Beach.  Even the appearance of a conflict should be avoided.  The potential for problems exist, for example, if a close friend or relative has an interest in a competitor or in a company from which Turtle Beach purchases goods or services.  I understand that any such situation must be immediately disclosed to my supervisor and that in such cases, Turtle Beach may, at its

Turtle Beach Proprietary Information Agreement

option, take such actions (up to and including termination of my Employment) as it deems necessary to remedy any actual or perceived conflict.

5.3
I understand that as an employee of Turtle Beach, I may not solicit a gift from any company or persons with whom Turtle Beach does business.  Even unsolicited gifts may often be improper.  Any gift is inappropriate if the value of the gift gives the appearance that it is intended to influence Turtle Beach’s business decisions.  The same criteria apply to gifts that Turtle Beach employees might present to a customer.  I understand that as an employee of Turtle Beach I may not give a gift of such value that it appears calculated to influence a business decision.

6. Return of Materials

6.1
I understand that prior to and during Employment, I will have access to Confidential Information, software, hardware, documentation, equipment, tools, materials, and supplies belonging to Turtle Beach and its affiliates, and other items either licensed or owned by Turtle Beach and its affiliates, and I agree not to remove such items from Turtle Beach’s premises without written permission from a Turtle Beach executive officer.

6.2
Upon the termination of Employment, or at any other time upon Turtle Beach’s request, I agree to return to Turtle Beach and leave at its disposal all property of Turtle Beach and its affiliates in my possession, custody or control, including without limitation all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media, in whatever form, pertaining to Turtle Beach’s and its affiliates’ business activities or my specific duties at Turtle Beach, including all copies of such materials in my possession.  I will also return to Turtle Beach and leave at its disposal all property involving any Confidential Information and not retain any Confidential Information embodied in a tangible medium of expression.  I will not keep any copies of such property.  This section shall apply to all materials or property made or compiled by me, as well as to all materials furnished to me by anyone else in connection with Employment.  To the extent I have retained any such property or Confidential Information on any electronic or computer equipment or accounts belonging to me or under my control, I agree to: (a.) so advise Turtle Beach; (b.) upon the request of Turtle Beach, follow Turtle Beach’s instructions in permanently deleting all such property or Confidential Information and all copies; and (c.) to the maximum extent permitted by law, upon the request of Turtle Beach, allow Turtle Beach or its designee to access (and I hereby consent to Turtle Beach’s or its designee’s access of) such electronic or computer equipment to verify the permanent deletion of such property and Confidential Information, and to permanently delete any such property or Confidential Information.  I recognize and understand that there is a risk that personal or other information not relating to Turtle Beach may be accessed, altered or destroyed in connection with Turtle Beach’s or its designee’s access to such electronic or computer equipment pursuant to the immediately preceding sentence, and I agree that Turtle Beach and its designees will have no liability if such personal or other information is accessed, altered or destroyed.

6.3	Any social media or other electronic accounts that I am authorized to create on behalf of Turtle Beach or otherwise use in connection with my work for Turtle Beach will remain the

Turtle Beach Proprietary Information Agreement

sole property of Turtle Beach at all times, including after my relationship with Turtle Beach ends.  Upon the termination of Employment (or upon the earlier request of Turtle Beach), I agree to transition to Turtle Beach (and ensure Turtle Beach has full access, abilities, and rights, including without limitation administrator rights, to) all such social media and other electronic accounts.

6.4
Any property situated on Turtle Beach’s or its affiliates’ premises, including without limitation memory sticks and other storage media, filing cabinets, or other work areas, is subject to inspection by Turtle Beach at any time with or without notice. All communications or information sent, received, transmitted, or stored on or using Turtle Beach’s or any of its affiliates’ systems or equipment may be monitored or reviewed by Turtle Beach and its affiliates at any time without notice.  I understand and agree that I should have no expectation of privacy with respect to information sent, received, transmitted, or stored on or using Turtle Beach’s or any of its affiliates’ systems or equipment. Without limiting the foregoing, I am hereby advised that any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by an employee by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or electromagnetic, photoelectronic or photo-optical systems may be subject to monitoring at any and all times and by any lawful means.

7. General Terms and Conditions

7.1
I agree that because of the nature of Turtle Beach’s global business, the restrictions contained in this Agreement are reasonable and necessary in order to protect the legitimate interests of Turtle Beach and its affiliates, including without limitation their Confidential Information, trade secrets, and goodwill; are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; do not prohibit me (and should not be construed as prohibiting me) from engaging in a lawful profession, trade, or business of any kind; are not injurious to the public interest; and are supported by adequate consideration.

7.2
I agree that in the event I perform services for or am employed by any other person or entity, Turtle Beach may provide such person or entity with a copy of this Agreement or otherwise notify such person or entity of my obligations under this Agreement.

7.3
I acknowledge and agree that (a.) any claim I may have against Turtle Beach or any of its affiliates, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Agreement, and (b.) the circumstances of my termination of employment with Turtle Beach or its affiliates will have no impact on my obligations under this Agreement.  I further acknowledge and agree that Turtle Beach’s affiliates are a beneficiary of the restrictions set forth in this Agreement and may enforce the obligations in this Agreement.  The restrictions set forth in this Agreement are in addition to, and not in lieu of, any protection of intellectual property, protection of confidential information, or other similar obligations by which I may be bound in favor of Turtle Beach or any of its affiliates.

7.4	If any covenants set forth in this Agreement are deemed invalid or unenforceable for any reason, it is the intention of me and Turtle Beach that such covenants be equitably reformed

Turtle Beach Proprietary Information Agreement

or modified only to the extent necessary to render them valid and enforceable in all respects.  In the event that any terms, clauses or provisions of this Agreement shall be construed to be or adjudged invalid, void or unenforceable, and cannot be or are not reformed in accordance with the immediately preceding sentence, such terms, clauses or provisions shall be construed as severed from this Agreement, and the remaining terms, clauses and provisions shall remain in effect.  The terms of this Agreement are severable.

7.5
Any waiver of any provision of this Agreement by me or Turtle Beach shall not constitute a waiver of any succeeding breach of the same or other provision; nor shall any delay or omission by me or Turtle Beach to exercise or avail itself of any right, power or privilege that it has hereunder, operate as a waiver of any such right, power or privilege.

7.6
I acknowledge and agree that any violation or threatened violation by me of any provision of this Agreement will cause Turtle Beach and its affiliates to suffer immediate and irreparable injury, such that, in addition to any other remedies that may apply, my strict compliance with this Agreement should be ordered, and Turtle Beach and its affiliates are therefore entitled to preliminary and final injunctive relief to enforce this Agreement, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing its/their rights under this Agreement and an equitable accounting of all earnings, profits, and other benefits arising from any violation of this Agreement.

7.7
This Agreement contains the entire agreement of me and Turtle Beach with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written, regarding the subject matter hereof.  This Agreement may not be amended or altered except by a writing signed by both parties. This Agreement shall not affect any policy or obligation created by or contained in the Employee Handbook issued by Turtle Beach, in any offer letter between me and Turtle Beach, or in any document or policy that does not pertain to Turtle Beach’s Confidential Information or trade secrets.

7.8
This Agreement shall inure to the benefit of and be binding upon Turtle Beach, its successors and assigns, and on me, my successors, assigns, heirs, executors, administrators and legal representatives.  Turtle Beach, but not me, shall have the right to assign this Agreement (in whole or in part) or its rights under this Agreement.

7.9
This Agreement shall be governed by, subject to, and construed under the laws of the State of California, irrespective of any otherwise applicable principles of conflicts of law. Any disputes arising under or related to this Agreement shall be resolved in accordance with the Agreement to Arbitrate signed (or to be signed) by me; provided that Turtle Beach or I may seek any provisional remedy arising under or related to this Agreement (including but not limited to a temporary restraining order and preliminary injunction) from a court of competent jurisdiction.

I HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO ITS TERMS.

By:	Mark Weinswig
	Employee Printed Name	Employee Signature	Date

Turtle Beach Proprietary Information Agreement

EXHIBIT 1

California Labor Code section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable